Exhibit 99.1

Kulicke & Soffa Completes Sale of

Additional 0.5% Convertible Subordinated Notes

Willow Grove, PA- December 10, 2003—Kulicke & Soffa Industries Inc. (Nasdaq: KLIC) today announced that on December 8, 2003, it completed the private placement of an additional $20 million of 0.5% convertible subordinated notes due 2008 (the “0.5% Notes”) to qualified institutional investors. The 0.5% Notes, maturing on November 30, 2008, will bear interest at an annual rate of 0.5% and will be convertible into common shares of KLIC at a conversion rate of 49.19 shares per $1,000 principal amount of notes, subject to adjustment.

The 0.5% Notes and the common shares issuable upon conversion of those notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. Unless so registered, the 0.5% Notes and common shares issuable upon conversion of those notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the 0.5% Notes, nor shall there be any sale of the 0.5% Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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